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                                                                    EXHIBIT 23.3







            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM





We consent to the use in this Registration Statement on Form S-1 of our report, which includes an explanatory paragraph as to the Company's ability to continue as a going concern, dated January 23, 2004, except Notes 7 and 11, which are dated February 3, 2004, relating to the consolidated financial statements of Arcadia Resources, Inc. (formerly known as Critical Home Care, Inc. and Subsidiaries), as of September 30, 2003 and for the year then ended, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading "Experts" in such Prospectus.


/s/ Marcum & Kliegman LLP

New York, New York
May 4, 2006